UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

Rex Energy Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

366 Walker Drive State College, Pennsylvania		16801
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (814) 278-7267

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales Of Equity Securities.

On June 20, 2016, Rex Energy Corporation (the “Company”) entered into a privately negotiated exchange agreement with certain holders (the “Holders”) of the Company’s depositary shares, each representing a 1/100th ownership interest in a share of the Company’s 6.00% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share (“Preferred Stock”), pursuant to which it has agreed to exchange the Holders’ Preferred Stock for shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”).

In the aggregate, the Company will issue 730,000 shares of Common Stock (approximately 1.0% of the Company’s outstanding shares of Common Stock after giving effect to the issuance) in exchange for 102,450 depositary shares. Closing is expected to occur on or about June 21, 2016, subject to satisfaction or waiver of customary closing conditions.

The shares of Common Stock will be issued under Section 3(a)(9) of the Securities Act of 1933, as amended.

The Company may tender for, redeem or repurchase additional shares of Preferred Stock. The form and timing of any such activity will be dependent on market conditions and other factors and there can be no assurance that any such transactions will be completed within any specific timetable.

This current report on Form 8-K does not constitute an offer to exchange any securities of the Company for Common Stock or other securities of the Company.

[Signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Rex Energy has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Jennifer L. McDonough
Jennifer L. McDonough
Senior Vice President, General Counsel and Secretary

Date: June 21, 2016